EXHIBIT 10.3

Express-1 Expedited Solutions, Inc.

3399 South Lakeshore Drive, Suite 225

Saint Joseph, Michigan 49085

July 18, 2011

Daniel Para

1430 Branding Avenue, Suite 155

Downers Grove, IL 60515

Re: Amendment of Employment Agreement

Dear Mr. Para,

As you know, Jacobs Private Equity LLC, a Delaware limited liability company (the “Investor Representative”), certain other investors (such investors, together with the Investor Representative, the “Investors”), and Express-1 Expedited Solutions, Inc., a Delaware corporation (“Parent”), have entered into an investment agreement, dated June 13, 2011 (the “Signing Date”), as amended, modified or supplemented from time to time (the “Investment Agreement”), that will, subject to the satisfaction of the terms and conditions of the Investment Agreement, result in the Investors making an investment in Parent as contemplated by the Investment Agreement (the “Investment”).

In connection with the Investment, the Investors have requested that Parent amend the Executive Employment Agreement, dated June 1, 2010, between you and Concert Group Logistics, Inc., a wholly owned subsidiary of Parent (“CGL”) (the “Employment Agreement”). Therefore, you, Parent and CGL hereby agree to amend the Employment Agreement as set forth in this letter amendment. You acknowledge and agree that a material aspect of the Investors’ decision to enter into the Investment Agreement is your agreement to abide by the restrictive covenants set forth in this letter amendment and in the Employment Agreement and that such covenants represent a material element of the Investors’ valuation of Parent, including its goodwill.

This letter amendment will become effective immediately upon its execution by all parties hereto; provided, however, that this letter amendment will be null and void ab initio and of no further force or effect if the Investment Agreement is terminated prior to the closing of the Investment (the “Closing”) (it being understood that, except to the extent provided with respect to the New Options (as defined below), neither Parent nor any of its subsidiaries will have any liabilities hereunder unless and until the Closing occurs). All capitalized terms used in this letter amendment but not otherwise defined herein will have the same meaning as defined in the Employment Agreement.

In consideration for entering into this letter amendment, Parent has agreed (i) that all of your stock options granted by Parent to you prior to the Signing Date (the “Legacy

Options”) that are outstanding and unvested immediately prior to the Closing, shall become fully vested and exercisable upon the Closing and (ii) to grant to you options (the “New Options”) to purchase 200,000 shares of Parent’s common stock, par value $0.001 per share (“Shares”), on July 22, 2011 (the “Grant Date”), with an exercise price equal to the closing price per Share as reported by the NYSE Amex LLC on the Grant Date; provided, however, that the New Options shall be forfeited and you shall have no further rights with respect thereto if the Investment Agreement is terminated prior to Closing. The New Options will be granted under, and generally subject to the terms and conditions of, Parent’s Amended and Restated 2001 Stock Option Plan (the “2001 Plan”); provided, however, that, notwithstanding anything to the contrary in the 2001 Plan or any other agreement between you and Parent or any of its subsidiaries, the New Options will not vest as a result of the Investment, the Closing or any of the transactions contemplated by the Investment Agreement. The New Options will vest, subject to your continued employment with Parent or its subsidiaries, in three equal installments on each of the first three anniversaries of the date of the Closing (the “Closing Date”). Notwithstanding Section 6(f) of the Employment Agreement or any other agreement between you and Parent or any of its subsidiaries to the contrary, in the event that your employment with Parent and its subsidiaries terminates for any reason prior to the date that any New Options have become vested, any New Options that are unvested as of the date of termination of your employment shall be immediately forfeited. In addition, the New Options will be subject to the terms and conditions of an award agreement, substantially in the form attached hereto as Exhibit A, evidencing the grant thereof.

Notwithstanding anything to the contrary set forth in the Employment Agreement or any other plan, policy, arrangement or agreement of or with Parent, any of its subsidiaries or any of their respective affiliates:

1.	Duties and Responsibilities. You hereby agree that Section 3(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“a. Duties and Responsibilities. During the term of this Agreement, the Executive shall focus a majority of his business time and attention on potential acquisitions and shall retain certain general management authority of the business operations of the Company, in each case, as may be assigned to the Executive by the Chief Executive Officer of Express-Expedited Solutions, Inc. (the “Parent”) from time to time.”

2.	Term. You hereby agree that Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4. Term. The Term of employment hereunder will commence on the Effective Date and will terminate on the third anniversary of the date of the closing of the Investment (as hereinafter defined) (the “Closing Date”), unless earlier terminated pursuant to the terms of this Agreement (the “Term”).”

3.	Salary. You hereby agree that Section 5(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“a. Salary. The Executive shall be paid a base salary at an annual rate of $240,000. The Base Salary shall be reviewed annually throughout the Term by the Company’s Compensation Committee and may be raised in its sole discretion (such base salary as it may be increased from time to time, the “Base Salary”).”

4.	Termination by the Company Other than for Cause. You hereby agree that the last sentence of Section 6(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“In the event of a termination under this Section 6(d), the Executive shall receive any Bonus that the Company has determined in writing has been earned as of the date of termination, plus Base Salary only (i.e., no fringe benefits, additional Bonus, or other compensation) for the 18-month period following termination, payable in accordance with the Company’s normal payroll practices.”

5.	Change in Control Severance Period. You hereby agree that Section 6(f)(1) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(1) An amount equal to the sum of (A) Executive’s aggregate Base Salary (at the rate most recently determined) for a period equal to 18 months (the “Severance Period”), and (B) an amount equal to the greater of (i) Executive’s Bonus payments for the year preceding the date of termination, and (ii) the annual average of Executive’s Bonus payments during the two (2) years immediately preceding the date of termination, shall be paid to, or in trust for, Executive pursuant to Section 6(f)(7) in a lump sum within 30 days after the date of termination.”

6.	Treatment of Options upon Change in Control. You hereby agree that the following Section 6(f)(8)(C) shall be added as the last subsection to Section 6(f)(8) of the Employment Agreement:

“(C) Notwithstanding anything to the contrary set forth in this Agreement or any other plan, policy, arrangement or agreement between the Company and the Executive, in the event of a Change in Control, the Board of Directors of the Company (or a committee thereof) (the “Administrator”), is hereby authorized, if deemed appropriate or desirable by the Administrator, in its sole and plenary discretion, to make adjustments in the terms and conditions of, and the criteria included in, any Options granted prior to the Signing Date, (i) by providing for a cash payment to the Executive in consideration for the cancelation of such Option in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Administrator) of a share of Common Stock subject to such Option over the aggregate exercise price of such Option and (ii) by canceling and terminating any such Option having a per share exercise price equal to, or in excess of, the fair market value of a share of Common Stock subject to such Option without any payment or consideration therefor; provided that, such adjustments will only be made to the same extent as adjustments made to any Options granted prior to the Signing Date held by other employees of the Company.”

7.	Good Reason Rights. You hereby agree that Section 6(f)(10)(C)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(i) The Company shall assign Executive to a position or assign to Executive duties that, in each case, the Company does not consider to be at the managerial level;”

8.	Definitions. You hereby agree that the following Sections 6(f)(10)(E) and (F) are hereby added immediately following Section 6(f)(10)(D) of the Employment Agreement:

“(E) “Investment” shall mean the investment in Parent as contemplated by the Investment Agreement.

(F) “Investment Agreement” shall mean the investment agreement, dated June 13, 2011 (the “Signing Date”), among Jacobs Private Equity LLC, certain other investors and Parent, as amended, modified or supplemented from time to time.”

9.	Covenant Not to Compete, Not to Solicit and Not to Disparage. You hereby agree that Section 7(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“a. Covenant Not to Compete, Not to Solicit and Not to Disparage. The Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that the goodwill, continued patronage, business reputation and specifically the names and addresses of the Company’s Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the acceleration of your outstanding unvested Options granted by the Company prior to the Signing Date, the grant of 200,000 Options, extension of the Term until the third anniversary of the Closing Date, increasing the Base Salary, increasing severance payments to 18 months of Base Salary and the commitment with respect to a 2011 Bonus, the Executive agrees to the following:

The Executive will not, individually or in conjunction with others, directly or indirectly, as an owner, partner, joint venturer, stockholder, officer, director, employee, independent contractor, agent, licensee or franchisee, for any person, firm, partnership, corporation or other entity:

(1) during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), engage in any Business Activities (as hereinafter defined); provided that, it will not be a violation of this Section 7(a)(1) if Executive (A) acquires or holds less than 1% of the outstanding capital stock of a publicly traded corporation or (B) engages in activities in connection with Dan Para Investments, LLC, including investments in real estate and other businesses; provided further that, such activities (i)

are completely unrelated to any third-party logistics service providers, including but not limited to freight brokers, expeditors, domestic and international freight forwarders, or intermodal providers, and (ii) do not interfere with the performance of Executive’s duties and responsibilities to the Company;

(2) during the Restricted Period, solicit, encourage, advise or influence any of the Company’s Clients that have a business relationship with the Company during the Restricted Period to discontinue or reduce the extent of such relationship with the Company or to obtain or seek products or services the same as or similar to the Company’s from any other source not affiliated with the Company;

(3) during the Nonsolicit Period, solicit, recruit, hire or employ any employee, agent or independent contractor of the Company or persons who, during the 12-month period preceding such solicitation, recruitment, hiring or employment, have worked for, or provided services to, the Company or solicit or cause any person or entity to solicit or encourage, either directly or indirectly, any employee, agent or independent contractor of the Company to terminate his relationship with the Company or intentionally interfere with the relationship of the Company with any such employee, agent or independent contractor;

(4) during the Restricted Period, persuade or encourage another person or entity to modify, terminate, cancel, reduce the extent of or revoke any business agreement or relationship with the Company; or

(5) during the Nonsolicit Period and thereafter, defame or disparage the Company or any of its current or former affiliates, directors, officers, employees, members, partners, agents or representatives (collectively, the “Protected Parties”), or make (or cause to be made) any comment or statement, whether in writing or orally, including without limitation in the media or to the press or to any individual or entity, that could reasonably be expected to adversely affect the reputation of any of the Protected Parties or the conduct of their respective businesses.”

10.	Non-Disclosure of Information. You hereby agree that the following sentence is hereby added as the last sentence of Section 7(b) of the Employment Agreement:

“For the avoidance of doubt, the parties hereby agree that all information, observations and data concerning potential acquisitions by the Company shall be deemed to be Proprietary Information.”

11.	Restricted Period. You hereby agree that the Section 7(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“d. Restricted Period and Nonsolicit Period.

(1) The “Restricted Period” shall be deemed to commence on the date of this Agreement and end on the third anniversary of termination of the Executive’s employment with the Company for any reason; provided that, the Restricted Period shall be extended by any periods of time during which the Executive is in violation of any covenant set forth in Section 7(a)(1), (2) or (4).

(2) The “Nonsolicit Period” shall be deemed to commence on the date of this Agreement and end on the fifth anniversary of termination of the Executive’s employment with the Company for any reason; provided that, the Nonsolicit Period shall be extended by any periods of time during which the Executive is in violation of any covenant set forth in Section 7(a)(3) or (5).”

12.	Competitive Business Activities. You hereby agree that Section 7(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“e. Competitive Business Activities. The term “Business Activities” as used herein shall be deemed to mean (1) selling, distributing, marketing, providing or otherwise disseminating products or services substantially similar to the type sold, distributed, marketed, provided or otherwise disseminated by the Company, or which the Company is actively considering selling, distributing, marketing, providing or otherwise disseminating, in each case, at any time during the period of the Executive’s employment with the Company or (2) engaging in any acquisition activities, including researching, analyzing and evaluating companies that, at any time during the period of the Executive’s employment with the Company, the Company has previously evaluated for possible investment in or acquisition by or on behalf of the Company, with the intent to acquire, make an investment in and/or dispose of such companies or assets thereof, in each case, other than as directed by the Company.”

13.	Restricted Area. You hereby agree that Section 7(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“f. Restricted Area. The term “Restricted Area” shall be deemed to mean Canada, Mexico, any State of the United States and any other country in which the Company does business or where any of the Company’s Clients are located during the period of the Executive’s employment with the Company.”

14.	Forfeiture of Unexercised Options. You hereby agree that the following Section 7(k) is hereby added as the last subsection in Section 7 of the Employment Agreement:

“k. Forfeiture of Unexercised Options. Notwithstanding anything to the contrary set forth in this Agreement or any award agreement or notice evidencing any Options, in the event of (1) a breach of any of the provisions of Section 7, (2) the termination of Executive’s employment by the Company for Cause or (3) any financial restatements or material loss to the Company to which the Executive has materially contributed due to the Executive’s fraud or willful misconduct, any unexercised Options (whether vested or unvested) that were granted on or after the Signing Date and that Executive holds at the time of such breach, termination or misconduct, as applicable, shall be forfeited immediately and the Executive shall have no further rights with respect thereto.”

15.	Bonus Opportunity. For the 2011 fiscal year, you shall be eligible to receive, subject to achievement of the performance goals set forth on Exhibit B attached hereto, an annual bonus with a targeted amount of $63,000 (the “Bonus Opportunity”). The Company shall attempt to pay the earned portion of such bonus opportunity to you by March 15, 2012. An amount ranging from 50% to 200% of such targeted amount may be earned by you solely based on satisfaction of goals that are determined based 20% on Parent’s 2011 Operating Income, 60% on CGL’s 2011 Operating Income and 20% on CGL’s 2011 Revenue (each, as defined below); provided that, except as specifically set forth in the final sentence of Section 6(d) of the Employment Agreement, you are employed by the Company on the date such bonus is paid. Your entitlement to payment with respect to the 2011 fiscal year bonus shall be determined based on achievement of the performance targets set forth on Exhibit B attached hereto. For purposes of this section, (a) “Parent’s 2011 Operating Income” means Parent’s operating income from continuing operations for fiscal year 2011 as reported in Parent’s consolidated financial statements for such fiscal year less all amounts accrued with respect to bonuses of executives of Parent and its subsidiaries with respect to such fiscal year, (b) “CGL’s 2011 Operating Income” means CGL’s operating income from continuing operations for fiscal year 2011 as reported in Parent’s consolidated financial statements for such fiscal year less all amounts accrued with respect to bonuses of executives of the Parent and its subsidiaries with respect to such fiscal year and (c) “CGL’s 2011 Revenue” means CGL’s revenue for fiscal year 2011 as reported in Parent’s consolidated financial statements for such fiscal year.

The Compensation Committee is hereby authorized, in its sole and plenary discretion, to adjust or modify the performance targets relating to Parent’s 2011 Operating Income, CGL’s 2011 Operating Income and CGL’s 2011 Revenue, each as set forth on Exhibit B with respect to the Bonus Opportunity (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting Parent or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance targets) or (ii) in recognition of, or anticipation of, any other unusual or nonrecurring events affecting Parent or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance targets), or the financial statements of Parent or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance targets) or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law.

16.	You hereby agree that you will not, without the prior written consent of the Investor Representative, during the period ending on the third anniversary of the Closing Date, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares issued or issuable upon exercise of any Legacy Options (“Locked-up Shares”), or any securities convertible into or exercisable or exchangeable for any Locked-up Shares, or publicly disclose the intention to make any such offer, sale, pledge or disposition, (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Locked-up Shares or such other securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Shares or such other securities, in cash or otherwise, or (c) make any demand for or exercise any right with respect to the registration of any Locked-up Shares or any security convertible into or exercisable or exchangeable for any Locked-up Shares, in each case, other than (i) transfers of any Locked-up Shares as a result of testate or intestate succession and (ii) sales, exchanges, swaps or other transfers or dispositions of any Locked-up Shares to the Company in an amount necessary to cover the exercise price in connection with the exercise of Legacy Options or to satisfy the applicable tax withholding in connection with the exercise thereof; provided, however, that, (x) the number of Shares subject to clauses (a), (b) or (c) above shall not exceed 60,000 (the “Locked-up Amount”) and (y) notwithstanding the exception in clause (ii), the number of Shares subject to clauses (a), (b) or (c) above shall not be reduced to less than the Locked-up Amount as a result of the payment of the aggregate exercises prices and the satisfaction of the applicable tax withholding in connection with the exercise of the Legacy Options. For the avoidance of doubt, the restrictions described in clauses (a), (b) and (c) above shall not apply to Shares that are not Locked-up Shares or Shares in excess of the Locked-up Amount.

17.	You hereby agree that the following Section 24 shall be added as the last subsection of the Employment Agreement:

“24. Section 409A.

a. It is intended that the provisions of this Agreement comply with Section 409A of the Code and the Treasury Regulations thereunder as in effect from time to time (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

b. If and to the extent required to comply with Section 409A, a Change in Control for purposes of this Agreement shall qualify as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in each case, within the meaning of Section 409A.

c. Neither the Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of it affiliates.

d. If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

e. Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A, provided, however, that no such amendment shall materially and adversely impair any of the Executive’s vested rights or benefits without the Executive’s prior consent. In any case, the Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

f. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

g. Except as specifically permitted by Section 409A, any benefits and reimbursements provided to the Executive under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to the Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to the Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in the underlying expense is incurred.”

18.	Headings. You hereby agree that Section 7 of the Employment Agreement is hereby renamed “Restrictive Covenants”. The headings of the sections of this letter amendment and the Employment Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provision of this letter amendment or the Employment Agreement.

19.	Full Force and Effect. Except as specifically set forth herein, this letter amendment shall not, by implication or otherwise, alter, amend or modify in any way any terms of the Employment Agreement, all of which shall continue in full force and effect. Without limiting the generality of the foregoing, you hereby expressly acknowledge and agree that all provisions set forth in Sections 7(g), 7(h), 7(i), and 7(j), and 23 are applicable to the terms of this letter amendment.

20.	Governing Law/Venue. The parties agree that this letter amendment shall be deemed made and entered into in the State of Michigan and shall be governed by and construed under and in accordance with the laws of the State of Michigan. The parties further acknowledge and agree that Berrien County, Michigan, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this letter amendment and the parties further agree that, in the event of litigation arising out of or in connection with this letter amendment in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

21.	Entire Agreement. This letter amendment, together with the Employment Agreement, contains the entire agreement between you and Parent and its subsidiaries concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and any Investor, Parent or its subsidiaries with respect hereto.

Please acknowledge your agreement with and acceptance to these terms by signing a copy of this letter amendment and returning it to us as soon as possible.

July 18, 2011	EXPRESS-1 EXPEDITED SOLUTIONS, INC.

by
/s/ Michael Welch
	Name:	Michael Welch
	Title:	Chief Executive Officer

CONCERT GROUP LOGISTICS, INC.

by
/s/ Daniel Para
	Name:	Daniel Para
	Title:	Chief Executive Officer

July 18, 2011		/s/ Daniel Para
DANIEL PARA

EXHIBIT A

Express-1 Expedited Solutions, Inc.

3399 South Lakeshore Drive, Suite 225

Saint Joseph, Michigan 49085

July 22, 2011

[NAME]

[ADDRESS]

Re: Grant of Stock Option under the 2001 Stock Option Plan

Dear Mr. [—],

As you know, Jacobs Private Equity LLC, a Delaware limited liability company (the “Investor Representative”), certain other investors (such investors, together with the Investor Representative, the “Investors”), and Express-1 Expedited Solutions, Inc. (the “Company”), have entered into an investment agreement, dated June 13, 2011, as amended, modified or supplemented from time to time (the “Investment Agreement”), that will, subject to the satisfaction of the terms and conditions of the Investment Agreement, result in the Investors making an investment in the Company as contemplated by the Investment Agreement (the “Investment”). In connection with the Investment, the Company and you have agreed to amend your employment agreement with [—], dated [—] (the “Employment Agreement”), which amendment contemplates, among other things, the grant of certain options to purchase shares of the Company’s common stock, $0.01 par value per share (the “Stock”). Accordingly, the Board of Directors of the Company is pleased to award you an option (the “Option”) pursuant to the provisions of the Company’s 2001 Stock Option Plan (the “Plan”). The Option was approved and granted on the date of this letter as set forth above (the “Grant Date”); provided, however, that the Option shall be forfeited and you shall have no further rights with respect thereto if the Investment Agreement is terminated prior to the closing of the Investment (the “Closing”). This letter will describe the Option granted to you. Attached to this letter is a copy of the Plan. The terms of the Plan also set forth provisions governing the Option granted to you. Therefore, in addition to reading this letter, you should also read the Plan. Your signature on this letter is an acknowledgment to us that you have read and understand the Plan and that you agree to abide by its terms. All terms not defined in this letter shall have the same meaning set forth in the Plan. To the extent the terms in this letter differ from the terms of the Plan or any other agreement between you and us, the terms in this letter shall govern.

1. Type of Option. You are granted a nonqualified stock option.

2. Rights and Privileges. Subject to the conditions hereinafter set forth, we grant you the right to purchase [—] shares of Stock at an exercise price of $ [—] per share (the “Exercise Price”), the closing market price of a share of Stock on the Grant Date.

3. Vesting Schedule. The Option vests, subject to your continued employment with us or any of our Subsidiaries, in three equal installments on each first three anniversaries of the date of the Closing. Any portion of the Option that has vested may be exercised, from time to time, until this Option terminates pursuant to Section 5 of this letter. Notwithstanding any provision of this letter or any other agreement between you and us, the Option shall automatically terminate on the tenth anniversary of the Grant Date.

4. Method of Exercise. The Option shall be exercised by written notice to the Company, complying with the applicable procedures established by the Committee or the Company. The notice shall set forth the shares of Stock to be acquired and shall contain full payment, in accordance with Section 6.6 of the Plan, of the aggregate Exercise Price for the shares of Stock to be acquired.

5. Termination of Option. To the extent not exercised, and notwithstanding any other provision in this letter, unless the Committee determines otherwise, all vested Options shall automatically terminate upon the first to occur of the following events:

(a) termination of your employment for Cause (as such term is defined in the Employment Agreement); or

(b) the expiration of three (3) months following the date of termination of your employment with the Company and its Subsidiaries for any reason other than Cause; or

(c) breach of any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provision) to which you are subject; or

(d) your engaging in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries.

Notwithstanding Section 6(f) of the Employment Agreement or any other agreement between you and the Company or any of its Subsidiaries, any part of an Option that has not vested as of the date of termination for any reason shall be voided and therefore unexercisable as of said date of termination. For purposes of this Section 5, “termination of employment” shall include the termination of an employee’s employment with the Company and its Subsidiaries, the termination of a director’s service on the Company’s Board of Directors, and the termination of services being provided to the Company or its Subsidiaries by a consultant, as applicable.

6. Binding Effect. The rights and obligations described in this letter shall inure to the benefit of and be binding upon both of us, and our respective heirs, personal representatives, successors and assigns.

7. Change of Control.

(a) Notwithstanding any provision in the Plan or your Employment Agreement to the contrary, upon the occurrence of a Change of Control (as defined in your Employment Agreement, if applicable), unless provision is made in connection with the Change of Control for (i) assumption of any outstanding portion of the Option granted pursuant to this letter or (ii) substitution for such Option of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code), with appropriate adjustments as to the number and kinds of shares and the exercise prices, such Option shall automatically vest and be deemed exercisable as of immediately prior to such Change of Control. For the avoidance of doubt, notwithstanding any provision in the Plan or your Employment Agreement to the contrary, none of the Investment, the Closing or any of the transactions contemplated by the Investment Agreement shall constitute a Change of Control or otherwise accelerate the vesting of any portion of the Option.

(b) Notwithstanding any provision in the Plan or your Employment Agreement to the contrary, upon the occurrence of a Change of Control (as defined in your Employment Agreement, if applicable), the Committee, is hereby authorized, if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, to make adjustments in the terms and conditions of, and the criteria included in, the Options, (i) by providing for a cash payment to you in consideration for the cancelation of such Option in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of a share of Stock subject to such Option over the aggregate exercise price of such Option and (ii) by canceling and terminating any Option having a per share exercise price equal to, or in excess of, the Fair Market Value of a share of Stock subject to such Option without any payment or consideration therefor.

8. Tax Withholding. The issuance of shares of Stock upon exercise and full payment of the Exercise Price for the shares of Stock to be acquired is conditioned on satisfaction of any applicable withholding taxes in accordance with Article 10 of the Plan. You may satisfy, in whole in part, any withholding tax liability that may arise in connection with the exercise of the Option by having us withhold from the shares of Stock you would be entitled to receive upon exercise of the Option a number of shares of Stock having a Fair Market Value equal to such withholding tax liability.

EXCEPT AS SPECIFICALLY STATED IN THIS LETTER, THIS LETTER AMENDS AND RESTATES ANY LETTER OR OTHER AGREEMENT OR DOCUMENT PREVIOUSLY ISSUED TO YOU BY EXPRESS-1 EXPEDITED SOLUTIONS, INC. WITH RESPECT TO THE STOCK OPTION GRANT DESCRIBED HEREIN, AND, AS SUCH, THIS LETTER, TOGETHER WITH THE ATTACHED PLAN, EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING OF THE PARTIES WITH RESPECT TO THIS GRANT, AND SUPERSEDE ALL OTHER PRIOR COMMITMENTS, ARRANGEMENTS, OR UNDERSTANDINGS, BOTH ORAL AND WRITTEN, BETWEEN THE PARTIES WITH RESPECT THERETO.

Very truly yours,

EXPRESS-1 EXPEDITED SOLUTIONS, INC.,

by

Name:
Title:

AGREED AND ACCEPTED

[NAME]

A-4